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                                                                    EXHIBIT 11.1

                              CELL PATHWAYS, INC.
                  STATEMENT RE: COMPUTATION OF PRO FORMA NET
                                LOSS PER SHARE


                                          For the Year           For the Nine
                                              Ended              Months Ended
                                        December 31, 1996     September 30, 1997
                                        -----------------       -------------

Weighted average common
  shares outstanding                       1,452,592              1,465,350

Preferred shares convertible
  into common                              6,013,685              6,013,685

SAB 83 option shares                         189,839                189,839
SAB 83 warrant shares                         30,512                 30,512
                                          ----------             ----------

                                           7,686,628              7,699,386
                                          ==========             ==========

Net Loss                                 ($4,735,000)           ($6,899,000)

Pro forma net loss per share                   $0.62                  $0.90
                                          ==========             ==========